SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8 - K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report: September 11, 2004

BD INVESTMENT COMPANY, INC.
(Exact Name of Registrant as Specified in its Charter)

California	000-28767	98-0336674
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer ID Number)

43180 Business Park Drive, Suite 202 Temecula, CA 92590
(Address of principal executive offices)

Registrant's telephone number, including area code: 909-587-3618

S3I HOLDINGS, INC.
5927 Priestly Drive, Suite 101 Carlsbad, CA 92008
(Former name or former address, if changed since last report)

Item 3.03 Material Modification of Rights of Security Holders

On September 11, 2004, the Board of Directors approved the designation of five million shares (5,000,000) of Series B Preferred Stock, with each share of Series B being entitled to the voting equivalent of 100 shares of common stock. The Board subsequently authorized the issuance of 4,730,000 shares of Series B Preferred Stock to two individuals in exchange for an equivalent number of shares of Series A Preferred Stock which had allowed for the Series A holders to appoint a majority of the Board of Directors.

Item 5.01 Changes in Control of Registrant

On September 11, 2004, the Board of Directors authorized the issuance of 4,730,000 shares of Series B Preferred Stock to two individuals in exchange for an equivalent number of shares of Series A Preferred Stock which had allowed for the Series A holders to appoint a majority of the Board of Directors. These two individuals, Christopher Berlandier and Nicholas Investment Company, Inc., now have the voting equivalent of 473,000,000 shares of common stock, which effectively gives them voting control of the Company.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On September 11, 2004, the Board of Directors accepted the resignation of Wayne Yamamoto as a member of the Board and as Chief Executive Officer. Also on this date, the Board of Directors appointed Chris Bickel to serve as Interim Chief Executive Officer and Shane H. Traveller to serve as Interim Chief Financial Officer. The Board of Directors now consists of Shane H. Traveller, Dennis Keating and Christopher Berlandier.

Shane Traveller (37) brings an extensive background in service to public companies both as an independent auditor, then later as an officer and director. He is a licensed CPA and sits on the board of directors of four other public companies where he serves as chairman of the audit committee. From 1998 though 2001, Mr. Traveller served the Chief Financial Officer of Trimedyne, Inc., a NASDAQ NMS-listed medical device company. In 2002, he was named President and COO where he oversaw all operations, product development and manufacturing in addition to financial reporting, investor relations, and information systems for all aspects of the company. In 2003, Mr. Traveller left Trimednye to become a partner with Javelin Holdings, Inc., a position he still enjoys. With a company he co-founded prior to joining Trimedyne, Mr. Traveller established supply channels in Eastern Europe, negotiated a letter of intent and subsequent joint venture agreement with a Russian supplier, and oversaw the market release of five new products. He raised seed capital and set up the production facility, and internal accounting controls. As a consultant and independent auditor, Mr. Traveller has been closely involved in the development and implementation of internal controls, management of staff, preparation and filing of countless financial statements and SEC filings. He has led clients through IPO's and secondary offerings, private placements, mergers and acquisitions, and conversions to a Business Development Company under the Investment Act of 1940.

Chris Bickel (46) has over 20 years in Sales & Marketing and Operations management positions with both public and private companies. While working at a division of a FTSE-listed process control instrumentation company, Mr. Bickel held a wide range of positions in sales, marketing and operations management. While serving as International Manager he was responsible for sales, marketing, and product development worldwide. In this capacity as International Manager, he introduced Asia as a marketplace while establishing direct facilities in China and offices throughout Asia. The Chinese operation quickly became the #1 region in the world in sales and profitability and remains so today. As Director of Sales and Marketing for a NASDAQ-listed semiconductor detector manufacturing company, Mr. Bickel established and managed a worldwide sales & marketing organization that experienced 60% AACGR during his time there. While President of Anzai International, a privately held, Japanese company, Mr. Bickel established the division and set up direct offices and employees in the USA and Europe while managing the regulatory approvals process FDA and CE/MDD in the USA and Europe - as well as less-significant regulatory approvals in other countries and regions around the world for new medical imaging technologies. He set up distribution throughout the world for the post-regulatory approval sales and service and managed dozens of pre-approval clinical trials and clinical tests in hospitals in the USA, Europe and Asia. In 2001, Mr. Bickel established SINO UJE Ltd., now a subsidiary of YaSheng Industrial Group, and quickly established SINO as a well-respected distributor of medical and industrial instrumentation and technology products in China. The company distributes products from the USA, Japan and Europe in China to end use customers.

ITEM 9. FINANCIAL STATEMENTS AND EXHIBITS

A) Financial Statements: N/A

B) Exhibits:

Exhibit No.	Description	Location
3.1	Articles of Incorporation	Previously Filed
3.2	Bylaws	Previously Filed
4.1	Certificate of Designation of Preferred Stock Voting Rights of Nicholas Investment Company, Inc.	Filed Herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BD INVESTMENT COMPANY, INC.

September 15, 2004 Date	/s/ Chris Bickel Chris Bickel, CEO